Exhibit 99.1

August 15, 2013

BUCKEYE TECHNOLOGIES STOCKHOLDERS APPROVE MERGER AGREEMENT WITH GEORGIA-PACIFIC

MEMPHIS, Tenn. – Buckeye Technologies Inc. (NYSE:BKI, “Buckeye”) announced that at a special stockholders’ meeting held today, Buckeye stockholders approved the Agreement and Plan of Merger, dated as of April 23, 2013, by and among Georgia-Pacific LLC (“Georgia-Pacific”), GP Cellulose Group LLC (“Purchaser”) and Buckeye (the “Merger Agreement”).

More than 84% of the total outstanding shares of Buckeye common stock eligible to vote as of the July 8, 2013 record date were voted in favor of the adoption of the merger agreement. Buckeye stockholders also approved the non-binding advisory proposal regarding merger-related compensation with a vote of more than 83% of the total outstanding shares of Buckeye common stock eligible to vote as of the July 8, 2013 record date.

Upon the closing of the transaction, Buckeye will become an indirect, wholly-owned subsidiary of Georgia-Pacific, and Buckeye stockholders (other than Buckeye stockholders who have properly exercised rights of appraisal) will be entitled to receive $37.50 in cash, without interest and subject to any withholding of taxes required by applicable law, for each share of Buckeye common stock owned at the time of the transaction’s closing.

Consummation of transaction remains subject to the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, along with the satisfaction of other customary closing conditions.

Headquartered in Memphis, Tenn., Buckeye Technologies currently operates manufacturing facilities in the United States and Germany. Its products are sold worldwide to makers of consumer and industrial goods. www.bkitech.com.

FORWARD-LOOKING STATEMENTS: Any statements made regarding the proposed transaction between Georgia-Pacific and Buckeye Technologies, the expected timetable for completing the transaction, successful integration of the business, benefits of the transaction, earnings and any other statements contained in this news release that are not purely historical fact are “forward-looking statements” that are based on management’s beliefs, certain assumptions and current expectations as of the date hereof and which are believed to be reasonable. These statements may be identified by their use of forward-looking terminology such as the words “expects,” “projects,” “anticipates,” “intends” and other similar words. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied. These risks and uncertainties include, but are not limited to, general economic, business and market conditions and the satisfaction of the conditions to closing of the proposed transaction. Other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements include those that may be contained from time to time in the documents filed with the SEC by Buckeye Technologies, including Buckeye Technologies’ annual report on Form 10-K for the fiscal year ended June 30, 2012, and quarterly and current reports on Form 10-Q and Form 8-K, respectively. The forward-looking statements contained in this news release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise, except as expressly required by law.

Investor and Media Contact:

Steve Dean

901-320-8352

Eric Whaley

901-320-8509